Exhibit 10.6

CORSAIR MEMORY, INC.

2006 STOCK PURCHASE PLAN

Corsair Memory, Inc.’s (the “Company”) 2006 Stock Purchase Plan (the “2006 Plan”) permits employees to purchase restricted shares of its common stock subject to its lapsing right of repurchase. Employees deliver payment for shares in the form of a promissory note, and payment of the note is secured by a pledge of the restricted shares, evidenced by a pledge agreement executed by the employee.

Debt Cancellation. If a participant remains an employee for a period of time as specified in a letter agreement between the Company and the participant, an amount of principal and interest payable in accordance with the promissory note will be forgiven and cancelled. Once the amount is cancelled and forgiven, the Company also pays the employee, as an additional bonus, the amount of income tax incurred by the employee in connection with such cancellation and forgiveness. The Company cancels a certain portion of the loan after each year of employment pursuant to the terms of the letter agreement entered into in connection with the issuance of the promissory note. If the employee terminates employment before the Company has cancelled and forgiven the loan, he or she will not be entitled to the cancellation of his or her debt obligations.

Transferability. Shares of the Company’s common stock purchased pursuant to the 2006 Plan are subject to contractual limitations on transferability that the Company expects will be terminated prior to or upon completion of the initial public offering of its common stock.